Service Corporation International Announces First Quarter 2019 Financial Results

- Conference call on Thursday, April 25, 2019, at 8:00 a.m. Central Time.

First Quarter Highlights:

- GAAP earnings per share of $0.43 for the first quarter of 2019 is on par with prior year.

- Adjusted earnings per share exceeded consensus analyst expectations, reporting $0.47 per share.

- Comparable cemetery revenue grew 7.5% to just over $300 million and cemetery operating profit margin expanded 190 basis points.

- Comparable preneed cemetery sales production increased 6.3% to over $214 million.

HOUSTON, April 24, 2019 /PRNewswire/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, today announced results for the first quarter of 2019. Our unaudited consolidated financial statements can be found at the end of this press release. The table below summarizes our key financial results:

(In millions, except for per share amounts)	Three Months Ended March 31,
	2019	2018
Revenue	$798.2	$794.5
Operating income	$147.0	$163.7
Net income attributable to common stockholders	$79.3	$82.0
Diluted earnings per share	$0.43	$0.43
Earnings excluding special items(1)	$86.7	$88.9
Diluted earnings per share excluding special items(1)	$0.47	$0.47
Diluted weighted average shares outstanding	185.3	189.9
Net cash provided by operating activities	$184.9	$211.5
Net cash provided by operating activities excluding special items(1)	$184.9	$205.9

(1)

Earnings excluding special items, diluted earnings per share excluding special items, and net cash provided by operating activities excluding special items are non-GAAP financial measures. These items are also referred to as "adjusted earnings per share" and "adjusted operating cash flow". A reconciliation from net income attributable to common stockholders, diluted earnings per share, and net cash provided by operating activities computed in accordance with generally accepted accounting principles in the United States (GAAP) can be found later in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

Quarterly Summary:

  Diluted earnings per share were $0.43 in the first quarter of 2019 compared to $0.43 in the first quarter of 2018. The first quarter of 2019 was impacted by $8.0 million in unusual legal expenses and the first quarter of 2018 was negatively impacted by a $10.1 million loss on early extinguishment of debt. Diluted earnings per share excluding special items were $0.47 for the first quarter of 2019 and 2018. Comparable cemetery revenue growth and effective management of costs, coupled with a lower tax rate, helped to offset reduced funeral segment profits from the impact of the strong flu season that occurred in the prior year.
  Net cash provided by operating activities was $184.9 million in the first quarter of 2019 compared to $211.5 million in the first quarter of 2018. The first quarter of 2018 was impacted by a tax refund received related to an IRS tax settlement that occurred in 2017. Net cash provided by operating activities excluding special items was $184.9 million in the first quarter of 2019 compared to $205.9 million in the first quarter of 2018. This decrease was primarily due to a reduction in funeral operating profit coupled with increased uses of working capital during the quarter.
  During the first quarter, we returned $47.4 million to shareholders through share repurchases and dividends and invested $26.3 million of capital into accretive acquisitions and the construction of new funeral service locations.

Tom Ryan, the Company's Chairman and Chief Executive Officer, commented on the first quarter of 2019:

"We are encouraged as we start off 2019 on par with prior year earnings per share results as we faced a challenging funeral profit comparison driven by a strong flu season in the prior year quarter. Increases in both our cemetery and funeral preneed sales programs, effective management of our fixed costs, and a lower tax rate helped to offset the funeral revenue deficit. I want to thank our 24,000 associates for their hard work and dedication. Their continued commitment to delivering extraordinary service to client families is what sets us apart from others in the industry. Our outlook is positive as we look forward to the remainder of 2019. We will continue to build on this first quarter momentum and believe we are well positioned to achieve results within the guidance ranges we communicated to you in February. Lastly, we continue to believe in our long term growth strategy of growing revenues, leveraging our unparalled scale and deploying our capital wisely to enhance shareholder value."

OUTLOOK FOR 2019

The ranges detailed below are consistent with our previously reported outlook for 2019 and are anticipated to be in line with our expected long-term growth framework of 8%-12%. Our outlook for net cash provided by operating activities excluding special items reflects an anticipated $40 million net increase in cash taxes compared to 2018.

(In millions, except per share amounts)	2019 Outlook
Diluted earnings per share excluding special items(1)	$1.84 to $2.02

Net cash provided by operating activities excluding special items and cash taxes(1)	$650	$710
Cash taxes expected in 2019(2)	(100)	(100)
Net cash provided by operating activities excluding special items(1)	$550	$610

Capital improvements at existing locations and cemetery development expenditures	Approximately $195

(1)

Diluted earnings per share excluding special items, net cash provided by operating activities excluding special items and, net cash provided by operating activities excluding special items and taxes, are non-GAAP financial measures. We normally reconcile these non-GAAP financial measures from diluted earnings per share and net cash provided by operating activities; however, diluted earnings per share and net cash provided by operating activities calculated in accordance with GAAP are not currently accessible on a forward-looking basis. Our outlook for 2019 excludes the following because this information is not currently available for 2019: Expenses net of insurance recoveries related to hurricanes, gains or losses associated with asset divestitures, gains or losses associated with the early extinguishment of debt, potential tax reserve adjustments and IRS payments and/or refunds, acquisition and integration costs, system implementation and transition costs, and potential costs associated with settlements of litigation or the recognition of receivables for insurance recoveries associated with litigation. The foregoing items, especially gains or losses associated with asset divestitures, could materially impact our forward-looking diluted earnings per share and/or our net cash provided by operating activities calculated in accordance with GAAP, consistent with the historical disclosures found in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

(2)	Cash taxes in 2018 were $60 million, or approximately $40 million lower than expected cash taxes in 2019.

REVIEW OF RESULTS FOR FIRST QUARTER 2019

Consolidated Segment Results
(See definitions of revenue line items later in this earnings release.)

(In millions, except funeral services performed and average revenue per service)	Three Months Ended March 31,
	2019	2018
Funeral:
Atneed revenue	$258.7	$274.5
Matured preneed revenue	156.5	165.3
Core revenue	415.2	439.8
Non-funeral home revenue	13.0	13.7
Recognized preneed revenue	31.3	32.5
Other revenue	33.3	28.4
Total revenue	$492.8	$514.4

Operating profit	$105.4	$120.5
Operating margin percentage	21.4%	23.4%

Funeral services performed	83,771	86,285
Average revenue per service	5,112	5,256

Cemetery:
Atneed property revenue	$23.3	$23.1
Atneed merchandise and service revenue	58.1	59.9
Total atneed revenue	81.4	83.0
Recognized preneed property revenue	128.6	108.9
Recognized preneed merchandise and service revenue	67.0	68.4
Total recognized preneed revenue	195.6	177.3
Core revenue	277.0	260.3
Other cemetery revenue	28.4	19.8
Total revenue	$305.4	$280.1

Operating profit	$86.4	$75.3
Operating margin percentage	28.3%	26.9%

Comparable Funeral Results

The table below details comparable funeral results of operations ("same store") for the three months ended March 31, 2019 and 2018. We consider comparable operations to be those owned for the entire period beginning January 1, 2018 and ending March 31, 2019.

(Dollars in millions, except average revenue per service and average revenue per contract sold)

	Three Months Ended March 31,
	2019	2018	Var	%
Comparable revenue:
Atneed revenue(1)	$253.4	$273.1	$(19.7)	(7.2)%
Matured preneed revenue(2)	153.9	164.7	(10.8)	(6.6)%
Core revenue(3)	407.3	437.8	(30.5)	(7.0)%
Non-funeral home revenue(4)	12.7	13.7	(1.0)	(7.3)%
Recognized preneed revenue(5)	30.8	32.5	(1.7)	(5.2)%
Other revenue(6)	33.1	28.3	4.8	17.0%
Total comparable revenue	$483.9	$512.3	$(28.4)	(5.5)%

Comparable operating profit	$104.8	$121.8	$(17.0)	(14.0)%
Comparable operating margin percentage	21.7%	23.8%	(2.1)%

Comparable services performed:
Atneed	44,986	47,313	(2,327)	(4.9)%
Matured preneed	25,614	27,393	(1,779)	(6.5)%
Total core	70,600	74,706	(4,106)	(5.5)%
Non-funeral home	10,495	11,285	(790)	(7.0)%
Total comparable funeral services performed	81,095	85,991	(4,896)	(5.7)%
Core cremation rate	49.9%	47.9%	2.0%
Total comparable cremation rate	56.3%	54.7%	1.6%

Comparable sales average revenue per service:
Atneed	$5,633	$5,772	$(139)	(2.4)%
Matured preneed	6,008	6,012	(4)	(0.1)%
Total core	5,769	5,860	(91)	(1.6)%
Non-funeral home	1,210	1,214	(4)	(0.3)%
Total comparable average revenue per service	$5,179	$5,251	$(72)	(1.4)%

Comparable preneed sales production:
Total preneed sales	$225.2	$220.2	$5.0	2.3%
Core contracts sold	30,670	28,632	2,038	7.1%
Non-funeral home contracts sold	17,196	18,767	(1,571)	(8.4)%
Core average revenue per contract sold	$5,851	$6,035	$(184)	(3.0)%
Non-funeral home average revenue per contract sold	$2,661	$2,527	$134	5.3%

(1)	Atneed revenue represents merchandise and services sold and delivered or performed once death has occurred.
(2)

Matured preneed revenue represents merchandise and services sold on a preneed contract through our core funeral homes which have been delivered or performed as well as the related merchandise and service trust fund income.

(3)	Core revenue represents the sum of merchandise and services sold on an atneed contract or preneed contract which were delivered or performed once death has occurred through our core funeral homes.
(4)	Non-funeral home revenue represents services sold on a preneed or atneed contract through one of our non-funeral home sales channels (e.g. SCI Direct) and performed once death has occurred.
(5)	Recognized preneed revenue represents travel protection, net and merchandise sold on a preneed contract and delivered before death has occurred.
(6)

Other revenue primarily comprises general agency revenue, which is commissions we receive from third-party insurance companies for life insurance policies sold to preneed customers for the purpose of funding preneed arrangements.

  Total comparable funeral revenue decreased by $28.4 million, or 5.5%, primarily from a decrease in core revenue of $30.5 million, which was somewhat offset by higher other revenue of $4.8 million.
  The $30.5 million core revenue decrease was primarily the result of a 5.5% decrease in core funeral services performed and a 1.6% decrease in core average revenue per service. Comparable funeral services performed were negatively impacted by a mild flu season this year relative to the same period last year. Organic sales average growth of 0.7% was more than offset by a 200 basis point increase in the core cremation rate.
  Recognized preneed revenue declined $1.7 million, or 5.2%, compared to the prior year as a result of fewer contracts sold through our non-funeral home channel resulting from a temporary disruption caused by the conversion and on-boarding of sales associates from independent contractors to employee status.
  Other revenue increased $4.8 million, primarily due to higher General Agency revenue as a result of an increase in insurance-funded preneed sales production coupled with a decrease in cancellations compared to 2018.
  Comparable funeral operating profit decreased $17.0 million to $104.8 million, primarily due to the impact of lower core revenue, but was favorably offset by an intended decline in fixed costs from both field operations and corporate overhead. The operating margin percentage decreased 210 basis points to 21.7%.
  Comparable preneed funeral sales production increased $5.0 million, or 2.3%, in the first quarter of 2019 compared to 2018. We experienced an impressive 3.9% growth in our core locations due in part to the higher usage of Beacon, our recently implemented customer facing preneed sales system. Preneed sales production in our non-funeral home locations decreased 3.5% related to the sales disruption previously mentioned for our non-funeral home channel.

Comparable Cemetery Results

The table below details comparable cemetery results of operations ("same store") for the three months ended March 31, 2019 and 2018. We consider comparable operations to be those owned for the entire period beginning January 1, 2018 and ending March 31, 2019.

(Dollars in millions)	Three Months Ended March 31,
	2019	2018	Var	%
Comparable revenue:
Atneed property revenue	$22.8	$23.1	$(0.3)	(1.3)%
Atneed merchandise and service revenue	57.0	59.9	(2.9)	(4.8)%
Total atneed revenue (1)	79.8	83.0	(3.2)	(3.9)%
Recognized preneed property revenue	127.6	109.1	18.5	17.0%
Recognized preneed merchandise and service revenue	66.1	68.1	(2.0)	(2.9)%
Total recognized preneed revenue (2)	193.7	177.2	16.5	9.3%
Core revenue(3)	273.5	260.2	13.3	5.1%
Other revenue(4)	27.3	19.7	7.6	38.6%
Total comparable revenue	$300.8	$279.9	$20.9	7.5%

Comparable operating profit	$86.5	$75.3	$11.2	14.9%
Comparable operating margin percentage	28.8%	26.9%	1.9%

Comparable preneed and atneed sales production:
Property	$156.4	$148.5	$7.9	5.3%
Merchandise and services	139.4	137.6	1.8	1.3%
Discounts and other	(1.5)	0.4	(1.9)	(475.0)%
Preneed and atneed sales production	$294.3	$286.5	$7.8	2.7%

Recognition rate(5)	92.9%	90.8%

(1)	Atneed revenue represents property, merchandise, and services sold and delivered or performed once death has occurred.
(2)	Recognized preneed revenue represents property, merchandise, and services sold on a preneed contract which were delivered or performed as well as the related merchandise and service trust fund income.
(3)	Core revenue represents the sum of property, merchandise, and services that have been delivered or performed as well as the related merchandise and service trust fund income.
(4)	Other revenue is primarily related to endowment care trust fund income, royalty income, and interest and finance charges earned from customer receivables on preneed installment contracts.
(5)	Represents the ratio of current period core revenue stated as a percentage of current period preneed and atneed sales production.

  Comparable cemetery revenue increased $20.9 million, or 7.5%, in the first quarter of 2019 compared to the first quarter of 2018. The revenue growth over the prior year quarter is due to increased recognized preneed revenue from sales into existing developed cemetery property projects, increased revenue from the completion of cemetery property construction projects, and higher endowment care trust fund income. These increases were partially offset by lower atneed cemetery revenue as activities were reduced from a milder flu season compared to the prior year.
  Comparable preneed cemetery sales production increased $12.7 million, or 6.3%, due to mid-single digit increases in both preneed property sales production and preneed merchandise and service sales production.
  Other revenue increased $7.6 million, or 38.6%, primarily as a result of outperformance in our endowment care trust funds during the first quarter of 2019 compared to the first quarter of 2018.
  Comparable cemetery operating profit increased $11.2 million to $86.5 million and the operating margin percentage increased 190 basis points to 28.8%, primarily reflecting the higher recognized preneed revenue and endowment care trust fund income.

Other Financial Results

  General and administrative expenses increased $7.7 million to $42.5 million in the first quarter of 2019. The current year quarter included unusual legal expenses of $8.0 million. Excluding these costs, general and administrative expenses were relatively flat compared to the first quarter of 2018.
  Interest expense increased $3.8 million to $47.4 million in the first quarter of 2019 due to higher interest rates on our floating rate debt as well as an increase in the overall balance of our total debt.
  We incurred a $10.1 million loss on early extinguishment of debt in the first three months of 2018 to manage our near-term debt maturity profile and lower our effective interest rate by refinancing our 2018 notes.
  The GAAP effective income tax rate for the first quarter of 2019 was 21.0%, down from the prior year first quarter of 25.7% for 2018. Our adjusted effective income tax rate was 21.4% in the first quarter of 2019, compared to an adjusted effective income tax rate of 25.8% in the prior year quarter. The decrease in these rates is primarily due to higher excess tax benefits on the increased exercises of stock options.

Cash Flow and Capital Spending

Set forth below is a reconciliation of our reported net cash provided by operating activities prepared in accordance with GAAP to net cash provided by operating activities excluding special items (or sometimes referred to as adjusted operating cash flow). We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions)	Three Months Ended March 31,
	2019	2018
Net cash provided by operating activities, as reported	$184.9	$211.5
IRS tax settlement refund received	—	(5.6)
Net cash provided by operating activities excluding special items	$184.9	$205.9
Cash taxes included in net cash provided by operating activities excluding special items	$1.8	$3.1

Net cash provided by operating activities excluding special items decreased $21.0 million to $184.9 million in the first quarter of 2019 from $205.9 million in the prior year quarter. This decrease was primarily due to lower funeral operating profit and increased working capital uses during the quarter. Increased working capital uses during the quarter are primarily related to the 9.3% growth in cemetery recognized preneed revenue. Recall that the cash collections for cemetery recognized preneed revenue generally occur over a period of time rather than at the time the sale occurs.

A summary of our capital expenditures is set forth below:

(In millions)	Three Months Ended March 31,
	2019	2018
Capital improvements at existing operating locations and corporate office	$25.9	$26.2
Development of cemetery property	18.7	15.1
Capital improvements at existing operating and cemetery development expenditures	44.6	41.3
Growth capital expenditures/construction of new funeral service locations	7.0	4.9
Total capital expenditures	$51.6	$46.2

Total capital expenditures increased as expected in the current quarter by $5.4 million reflecting continued development of cemetery property in accordance with our tiered product strategy as well as investments to construct new funeral service locations.

TRUST FUND RETURNS

Total trust fund returns include realized and unrealized gains and losses and dividends and are shown without netting of certain fees. A summary of our consolidated trust fund returns for the three months ended March 31, 2019 is set forth below:

Three Months
Preneed funeral	10.2%
Preneed cemetery	10.1%
Cemetery perpetual care	7.7%
Combined trust funds	9.4%

NON-GAAP FINANCIAL MEASURES

Earnings excluding special items and diluted earnings per share excluding special items shown above are non-GAAP financial measures. We believe these non-GAAP financial measures provide a consistent basis for comparison between quarters and better reflect the performance of our core operations, as they are not influenced by certain income or expense items not affecting continuing operations. We also believe these measures help facilitate comparisons to our competitors' operating results.

Set forth below is a reconciliation of our reported net income attributable to common stockholders to earnings excluding special items and our GAAP diluted earnings per share to diluted earnings per share excluding special items. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions, except diluted EPS)	Three Months Ended March 31,
	2019		2018
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$79.3	$0.43	$82.0	$0.43
Pre-tax reconciling items:
Losses (gains) on divestitures and impairment charges, net	1.9	—	(0.5)	—
Loss on early extinguishment of debt, net	—	—	10.1	0.05
Legal matters	8.0	0.05	—	—
Tax reconciling items:
Tax effect from special items	(2.5)	(0.01)	(1.5)	(0.01)
Change in certain tax reserves and other	—	—	(1.2)	—
Earnings excluding special items and diluted earnings per share excluding special items	$86.7	$0.47	$88.9	$0.47

Diluted weighted average shares outstanding (in thousands)		185,317		189,923

Conference Call and Webcast

We will host a conference call on Thursday, April 25, 2019, at 8:00 a.m. Central Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (800) 708-4539 or (847) 619-6396 with the passcode of 48539321. The conference call will also be broadcast live via the Internet and can be accessed through our website at www.sci-corp.com. A replay of the conference call will be available through May 1, 2019 and can be accessed at (888) 843-7419 or (630) 652-3042 with the passcode of 48539321#. Additionally, a replay of the conference call will be available on our website for approximately one week.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

  Our affiliated trust funds own investments in securities, which are affected by market conditions that are beyond our control.
  We may be required to replenish our affiliated funeral and cemetery trust funds to meet minimum funding requirements, which would have a negative effect on our earnings and cash flow.
  Our ability to execute our strategic plan depends on many factors, some of which are beyond our control.
  Our credit agreements contain covenants that may prevent us from engaging in certain transactions.
  If we lost the ability to use surety bonding to support our preneed activities, we may be required to make material cash payments to fund certain trust funds.
  The funeral and cemetery industry is competitive.
  Increasing death benefits related to preneed contracts funded through life insurance or annuity contracts may not cover future increases in the cost of providing a price-guaranteed service.
  The financial condition of third-party insurance companies that fund our preneed contracts may impact our future revenue.
  Unfavorable results of litigation could have a material adverse impact on our financial statements.
  Unfavorable publicity could affect our reputation and business.
  If the number of deaths in our markets declines, our cash flows and revenue may decrease.
  If we are not able to respond effectively to changing consumer preferences, our market share, revenue, cash flows, and/or profitability could decrease.
  The continuing upward trend in the number of cremations performed in North America could result in lower revenue, operating profit, and cash flows.
  Our funeral and cemetery businesses are high fixed-cost businesses.
  Regulation and compliance could have a material adverse impact on our financial results.
  Cemetery burial practice claims could have a material adverse impact on our financial results.
  We use a combination of insurance, self-insurance, and large deductibles in managing our exposure to certain inherent risks; therefore, we could be exposed to unexpected costs that could negatively affect our financial performance.
  A number of years may elapse before particular tax matters, for which we have established accruals, are audited and finally resolved.
  Changes in taxation as well as the inherent difficulty in quantifying potential tax effects of business decisions could have a material adverse effect on the results of our operations, financial condition, or cash flows.
  Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future impairments to goodwill and/or other intangible assets.
  Any failure to maintain the security of the information relating to our customers, their loved ones, our associates, and our vendors could damage our reputation, could cause us to incur substantial additional costs and to become subject to litigation, and could adversely affect our operating results, financial condition, or cash flow.
  Our Canadian business exposes us to operational, economic, and currency risks.
  Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and may prevent us from fulfilling our obligations under our indebtedness.
  A failure of a key information technology system or process could disrupt and adversely affect our business.
  Failure to maintain effective internal control over financial reporting could adversely affect our results of operations, investor confidence, and our stock price.
  The application of unclaimed property laws by certain states to our preneed funeral and cemetery backlog could have a material adverse impact on our liquidity, cash flows, and financial results.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2018 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At March 31, 2019, we owned and operated 1,479 funeral service locations and 482 cemeteries (of which 287 are combination locations) in 44 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand, which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors:	Debbie Young - Director / Investor Relations	(713) 525-9088
Media:	Jay Andrew - Director / Corporate Communications	(713) 525-5235

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	March 31,
	2019	2018
	(In thousands, except per share amounts)
Revenue	$798,212	$794,482
Costs and expenses	(606,378)	(598,720)
Operating profit	191,834	195,762
General and administrative expenses	(42,530)	(34,784)
(Losses) gains on divestitures and impairment charges, net	(1,878)	482
Hurricane (expenses) recoveries, net	(448)	2,232
Operating income	146,978	163,692
Interest expense	(47,390)	(43,576)
Loss on early extinguishment of debt, net	—	(10,131)
Other income, net	720	384
Income before income taxes	100,308	110,369
Provision for income taxes	(21,095)	(28,321)
Net income	79,213	82,048
Net income (loss) attributable to noncontrolling interests	110	(60)
Net income attributable to common stockholders	$79,323	$81,988
Basic earnings per share:
Net income attributable to common stockholders	$0.44	$0.44
Basic weighted average number of shares	181,696	185,130
Diluted earnings per share:
Net income attributable to common stockholders	$0.43	$0.43
Diluted weighted average number of shares	185,317	189,923

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED BALANCE SHEET

	March 31, 2019	December 31, 2018
	(In thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$153,694	$198,850
Receivables, net	81,811	73,825
Inventories	25,219	24,950
Other	29,328	33,607
Total current assets	290,052	331,232
Preneed receivables, net and trust investments	4,498,502	4,271,392
Cemetery property	1,840,782	1,837,464
Property and equipment, net	1,993,346	1,977,364
Goodwill	1,859,194	1,863,842
Deferred charges and other assets	1,023,282	934,151
Cemetery perpetual care trust investments	1,573,903	1,477,798
Total assets	$13,079,061	$12,693,243

LIABILITIES & EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$520,187	$479,768
Current maturities of long-term debt	68,554	69,896
Income taxes payable	15,802	5,936
Total current liabilities	604,543	555,600
Long-term debt	3,409,196	3,532,182
Deferred revenue, net	1,431,389	1,418,814
Deferred tax liability	408,323	404,627
Other liabilities	359,318	297,302
Deferred receipts held in trust	3,598,213	3,371,738
Care trusts' corpus	1,567,674	1,471,165
Commitments and contingencies
Equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 185,855,605 and 192,428,122 shares issued, respectively, and 182,250,721 and 181,470,582 shares outstanding, respectively	182,251	181,471
Capital in excess of par value	988,978	972,710
Retained earnings	508,578	474,327
Accumulated other comprehensive income	20,646	13,395
Total common stockholders' equity	1,700,453	1,641,903
Noncontrolling interests	(48)	(88)
Total equity	1,700,405	1,641,815
Total liabilities and equity	$13,079,061	$12,693,243

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income	$79,213	$82,048
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early extinguishment of debt	—	10,131
Depreciation and amortization	37,126	38,981
Amortization of intangibles	7,066	7,103
Amortization of cemetery property	15,723	12,825
Amortization of loan costs	1,620	1,518
Provision for doubtful accounts	1,917	2,158
Provision for (benefit from) deferred income taxes	2,492	(1,692)
Gains on divestitures and impairment charges, net	1,878	(482)
Share-based compensation	4,568	3,699
Change in assets and liabilities, net of effects from acquisitions and divestitures:
(Increase) decrease in receivables	(8,716)	11,587
Increase in other assets	(13,180)	(6,685)
Increase in payables and other liabilities	29,545	20,486
Effect of preneed sales production and maturities:
Decrease in preneed receivables, net and trust investments	7,983	9,742
Increase in deferred revenue, net	30,392	16,550
(Decrease) increase in deferred receipts held in trust	(12,731)	3,489
Net cash provided by operating activities	184,896	211,458
Cash flows from investing activities:
Capital expenditures	(51,573)	(46,241)
Acquisitions, net of cash acquired	(19,240)	(33,934)
Proceeds from divestitures and sales of property and equipment	7,764	6,452
Payments on Company-owned life insurance policies	(7,891)	(9,246)
Proceeds from Company-owned life insurance policies	—	2,810
Other	—	70
Net cash used in investing activities	(70,940)	(80,089)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	15,000	185,000
Scheduled payments of debt	(8,535)	(8,535)
Early payments of debt	(135,000)	(259,594)
Principal payments on finance leases	(10,657)	(7,646)
Proceeds from exercise of stock options	15,962	4,989
Purchase of Company common stock	(14,542)	(118,797)
Payments of dividends	(32,820)	(31,348)
Bank overdrafts and other	7,906	(7,574)
Net cash used in financing activities	(162,686)	(243,505)
Effect of foreign currency on cash, cash equivalents, and restricted cash	1,540	(1,145)
Net decrease in cash, cash equivalents, and restricted cash	(47,190)	(113,281)
Cash, cash equivalents, and restricted cash at beginning of period	207,584	340,601
Cash, cash equivalents, and restricted cash at end of period	$160,394	$227,320